EXHIBIT 99.1

February 2, 2005

NEWS RELEASE to Lexington Herald-Leader

First Security Bancorp, Inc., the parent of First Security Bank of Lexington, announced its financial results for the quarter and year ended December 31, 2004.

Net income for the three months ended December 31, 2004 was $281,000, or $0.18 per share (on a diluted basis), compared to $46,000, or $0.03 per share, for the quarter ended December 31, 2003. Net income for the year ended December 31, 2004 was $684,000, or $0.44 per share, as compared to $620,000, or $0.41 per share for the year ended December 31, 2003, for an increase of 10.3% in income and 7.3% in earnings per share.

During the quarter ended December 31, 2004, total assets increased from $214.0 million to $217.5 million, an increase of $3.5 million or 1.6%. For the year, total assets declined from $238.3 million at December 31, 2003 to $217.5 million at December 31, 2004, for a decrease of $20.8 million or 8.7%.

Earnings for the current quarter, as compared to the fourth quarter of 2003, were positively impacted by a decline of $194,000 in interest expense, which resulted in an increase of $121,000 in net interest income, a decline of $150,000 in provision for loan losses and a decline of $429,000 in operating expenses. These declines were offset by a decline of $326,000 in other operating income and an increase of $139,000 in income taxes. A substantial portion of the declines in both operating expenses and other operating income are attributable to the re-positioning of our efforts in the residential mortgage origination and sales department which was announced last quarter.

Earnings for the year, as compared to 2003, were positively impacted by a decline of $1,059,000 in interest expense, which resulted in an increase of $396,000 in net interest income, a decline of $372,000 in provisions for loan losses and a decline of $744,000 in operating expenses. These declines were offset by a decline of $1,269,000 in other operating income and an increase of $179,000 in income taxes. A substantial portion of the declines in both operating expenses and other operating income are attributable to the changes in our residential mortgage origination and sales department.

During 2004, the Bank’s net interest income was positively impacted by the increases in the interest rate environment, which together with more effective funds management resulted in the increases in net interest income for both the fourth quarter and the full year, as compared to the corresponding periods in 2003. According to Doug Hutcherson, President & CEO, “throughout 2004, substantial progress was made in more effectively managing and improving the Bank’s net interest income while simultaneously reducing the Bank’s operating expenses. Our fourth quarter results are the best in the past two years and position the Bank well for continued performance improvement in 2005.”

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CONSOLIDATED INCOME STATEMENTS (unaudited)
(in thousands, except per share data)

                                                       12/31/2004     9/30/2004    12/31/2003

Assets
Cash & Due From Banks                                      $  4,521       $ 4,753       $ 4,820
Federal Funds Sold                                           18,568         7,216        25,193
Securities                                                   33,748        36,265        38,624
Loans                                                       152,576       157,482       161,519
Allowance For Loan Losses                                    (1,720)       (1,796)       (2,379)
     Net Loans                                              150,856       155,686       159,140
Other Assets                                                  9,816        10,090        10,481
     Total Assets                                          $217,509      $214,010      $238,258
Liabilities & Shareholders' Equity
Deposits
     Non-interest Bearing                                    22,670        23,002        24,581
     Savings, Money Market & NOW                             55,255        54,491        41,391
     Certificates of Deposit                                101,012        93,153       124,668
          Total Deposits                                    178,937       170,646       190,640
Repurchase Agreements                                         5,857         8,263         8,874
Other Borrowed Funds                                         11,246        13,821        17,512
Other Liabilities                                               861           942         1,120
     Total Liabilities                                      196,901       193,672       218,146
Shareholders' Equity                                         20,608        20,338        20,112
     Total Liabilities & Shareholders' Equity              $217,509      $214,010      $238,258

CONSOLIDATED INCOME STATEMENTS (unaudited)
(in thousands, except per share data)

                                                              Three Months Ended                      Year Ended
                                                          12/31/2004    12/31/2003              12/31/2004   12/31/2003

Interest Income                                             $ 2,682       $ 2,755                   $ 10,739      $ 11,402
Interest Expense                                             (1,036)       (1,230)                    (4,412)       (5,471)
     Net Interest Income                                      1,646         1,525                      6,327         5,931
Loan Loss Provision                                              -           (150)                      (297)         (669)
     Net Interest Income After Provision                      1,646         1,375                      6,030         5,262
Other Income                                                    225           551                      1,497         2,766
Other Expenses                                                1,456         1,885                      6,538         7,282
Provision for Federal Income Tax                               (134)           5                        (305)         (126)
     Net Income (loss)                                        $ 281          $ 46                      $ 684         $ 620

Earnings Per Share
     Basic                                                   $ 0.18        $ 0.03                     $ 0.44        $ 0.42
     Diluted                                                 $ 0.18        $ 0.03                     $ 0.44        $ 0.41

Where appropriate, some items in the prior financial statements have been reclassified to conform to the current presentation.